EXHIBIT 99

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Fifty-Two Weeks Ended
	GAAP	Non-GAAP		Non-GAAP
	Sep 25, 2005	Adjustments		Sep 25, 2005
Net sales	$631,581	$—		$631,581
Cost of sales	456,730	—		456,730

Gross profit	174,851	—		174,851
Research and development expenses	36,829	—		36,829
Selling, general and administrative expenses	80,641	133	(1)	80,508

Income from operations	57,381	(133)		57,514
Interest expense	(2,132)	—		(2,132)
Interest income	7,738	1,249	(2)	6,489
Other income, net	4,795	—		4,795

Income before income taxes	67,782	1,116		66,666
Provision (benefit) for income taxes	12,901	(1,676	)(3)	14,577

Net income	$54,881	$2,792		$52,089

Basic earnings per share	$2.18			$2.06

Diluted earnings per share	$1.88			$1.79

Weighted average common shares outstanding	25,226			25,226

Weighted average common and diluted shares outstanding	30,779			30,779

(1) Amounts reflect the incentive compensation expense related to (2).
(2) Amounts reflect interest income related to the refund in (3).
(3) Amounts reflect the refund of certain Minnesota corporate income taxes paid for the years 1995 through 1999 and the reversal of a related tax reserve, offset in part by an adjustment to the carrying value of net operating loss carryforwards.